Exhibit 10.2

August 17, 2011

Shareholders and Board of Directors

Pavilion Energy Resources, Inc.

Dear Sir/Madam:

This letter hereby serves as my notification to the shareholders and directors of Pavilion Energy Resources, Inc., a Delaware corporation, of my resignation, effective immediately, from my positions as President, Chief Executive Officer, Treasurer, Secretary, and as Chairman of the Board of Directors of Pavilion Energy Resources, Inc.

/s/ Peter Sterling_

Peter Sterling